Exhibit 8.1

52 East Gay St.

PO Box 1008

Columbus, Ohio 43216-1008

614.464.6400 | www.vorys.com

Founded 1909

October 3, 2014

NB&T Financial Group, Inc.

48 North South Street

Wilmington, Ohio 45177

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of NB&T Financial Group, Inc., an Ohio corporation (“NB&T Financial”), with and into Peoples Bancorp Inc., an Ohio corporation (“Peoples”), pursuant to the Agreement and Plan of Merger, dated as of August 4, 2014, by and between NB&T Financial and Peoples (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of Peoples, executed by a duly authorized officer of Peoples and dated as of the date hereof, and (b) the certificate of representations of NB&T Financial, executed by a duly authorized officer of NB&T Financial and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Peoples on Form S-4, and the joint proxy statement of NB&T Financial and Peoples and the prospectus of Peoples included therein, filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect

October 3, 2014

to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Peoples nor NB&T Financial will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. In addition, we assume that any holder of NB&T Financial Common Shares (as defined below) that has asserted, as of the Effective Time, dissenters’ rights will receive, pursuant to statutory procedures, an amount per NB&T Financial Common Share that will not materially exceed the value of the Per Share Merger Consideration (as defined below). Finally, we assume that neither NB&T Financial nor Peoples will waive any of the conditions to closing set forth in Article VII of the Agreement. All assumptions described above have been made with your permission.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective, subject to the satisfaction or waiver of the conditions set forth in the Agreement, on the later to occur of: (i) the filing of the certificate of merger with the Secretary of State of the State of Ohio, or (ii) such later date and time as may be set forth in such certificate of merger (the “Effective Time”). As a result of the Merger, Peoples will be the surviving corporation, and the separate corporate existence of NB&T Financial will cease.

As of June 30, 2014, the authorized capital stock of NB&T Financial consisted of (i) 6,000,000 shares of common stock, no par value (“NB&T Financial Common Shares”), of which, 3,429,560 were issued and outstanding, and 389,390 were held in treasury by NB&T Financial or its Subsidiaries, and (ii) 100,000 shares of preferred stock, no par value, of which no shares were issued or outstanding. As of June 30, 2014, no NB&T Financial Common Shares were reserved for issuance except for 518,122 NB&T Financial Common Shares reserved for issuance pursuant to the NB&T Financial Option Plans (of which, options to purchase 255,122 NB&T Financial Common Shares were outstanding as of June 30, 2014 (the “NB&T Financial Options”)).

October 3, 2014

At the Effective Time, all NB&T Financial Common Shares that are held in treasury by NB&T Financial or its subsidiaries shall be cancelled and shall cease to exist, and no Per Share Cash Consideration (as defined below), Per Share Stock Consideration (as defined below) or cash in lieu of a fractional common share, no par value, of Peoples (“Peoples Common Shares”) shall be issued in exchange therefor.

At the Effective Time, each NB&T Financial Common Share (except for shares that are held in treasury by NB&T Financial or its subsidiaries, and shares the holders of which have perfected their rights to dissent under the Ohio General Corporation Law (the “OGCL”) and have not effectively withdrawn or lost such rights as of the Effective Time (“Dissenting Shares”, as discussed below) shall be converted into the right to receive, without interest, (i) 0.9319 (the “Exchange Ratio”) Peoples Common Shares (the “Per Share Stock Consideration”), and (ii) $7.75 in cash (the “Per Share Cash Consideration,” and together with the Per Share Stock Consideration, the “Per Share Merger Consideration”).

At the Effective Time, all outstanding and unexercised NB&T Financial Options will be cancelled in exchange for a cash payment equal to $31.00 less the exercise price per share of such NB&T Financial Options (the “Option Cash-Out Amount”).

If the number of NB&T Financial Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of NB&T Financial Common Shares issued and outstanding as of August 4, 2014, except to the extent such increase is due to the exercise of NB&T Financial Options or the issuance of NB&T Financial Common Shares pursuant to the dividend reinvestment feature of the NB&T Financial ESOP, the aggregate of the Per Share Stock Consideration, the Per Share Cash Consideration, and the Option Cash-Out Amounts (collectively, the “Merger Consideration”) will not be adjusted as a result of such excess, but appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

If Peoples changes (or establishes a record date for changing) the number of Peoples Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Peoples Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the holders of NB&T Financial Common Shares at the Effective Time shall receive Merger Consideration that produces the same economic effect as that contemplated by the Agreement prior to such action.

No fractional Peoples Common Shares shall be issued in the Merger. In lieu of the issuance of any such fractional share, the Exchange Agent shall pay to each former holder of NB&T Financial Common Shares who otherwise would be entitled to receive such fractional Peoples Common Share an amount in cash equal to the product of (i) the fractional Peoples

October 3, 2014

Common Share interest to which such holder (after taking into account all NB&T Financial Common Shares held at the Effective Time by such holder) would otherwise be entitled, by (ii) the average of the daily closing sales prices of a Peoples Common Share as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding the Effective Date.

Dissenting Shares shall not be converted into the right to receive the Per Share Cash Consideration and Per Share Stock Consideration, and the holders of Dissenting Shares shall be entitled only to such rights as are granted by the OGCL.

Peoples’ obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of certain conditions, including, without limitation, that not more than 10% of the outstanding NB&T Financial Common Shares shall be Dissenting Shares. NB&T Financial’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of certain conditions, including, without limitation, NB&T Financial’s receipt of our opinion to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1. The Merger will be a reorganization within the meaning of Section 368(a) of the Code. Peoples and NB&T Financial each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Peoples or NB&T Financial as a result of the Merger.

3. The tax basis of the assets of NB&T Financial in the hands of Peoples will be the same as the tax basis of such assets in the hands of NB&T Financial immediately prior to the Merger.

4. The holding period of the assets of NB&T Financial to be received by Peoples will include the period during which such assets were held by NB&T Financial.

5. A holder of NB&T Financial Common Shares receiving solely cash in exchange therefor as a result of dissenting to the Merger will recognize gain or loss as if such holder had received such cash as a distribution in redemption of such holder’s NB&T Financial Common Shares, subject to the provisions and limitations of Section 302 of the Code.

October 3, 2014

6. A holder of NB&T Financial Common Shares receiving both cash and shares of Peoples Common Shares in exchange therefor (other than any cash received in lieu of a fractional Peoples Common Share) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding any cash received in lieu of a fractional Peoples Common Share). For purposes of determining the character of this gain, such holder will be treated as having received only Peoples Common Shares in exchange for such holder’s NB&T Financial Common Shares and as having redeemed immediately a portion of such Peoples Common Shares for the cash received (excluding any cash received in lieu of a fractional Peoples Common Share). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of NB&T Financial), the gain will be capital gain.

7. A holder of NB&T Financial Common Shares receiving cash in lieu of a fractional Peoples Common Share will recognize gain or loss as if such fractional Peoples Common Share were distributed as part of the Merger and then redeemed by Peoples, subject to the provisions and limitations of Section 302 of the Code.

8. The aggregate tax basis of the Peoples Common Shares received by a holder of NB&T Financial Common Shares in the Merger (including a fractional Peoples Common Share, if any, deemed to be issued and redeemed by Peoples) generally will be equal to the aggregate tax basis of the NB&T Financial Common Shares surrendered in exchange therefor, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of a fractional Peoples Common Share), and increased by the amount of gain recognized by such holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Peoples Common Share).

9. The holding period of the Peoples Common Shares received by a holder of NB&T Financial Common Shares in the Merger (including a fractional Peoples Common Share, if any, deemed to be issued and redeemed by Peoples) will include the period during which the NB&T Financial Common Shares surrendered in exchange therefor were held.

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Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

October 3, 2014

Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of NB&T Financial Common Shares in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt organizations, (v) retirement plans, (vi) dealers in securities or foreign currencies, (vii) persons subject to the alternative minimum tax, (viii) persons whose NB&T Financial Common Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, (ix) persons that receive Peoples Common Shares other than in exchange for NB&T Financial Common Shares, (x) persons that hold NB&T Financial Common Shares as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons that hold NB&T Financial Common Shares other than as capital assets, (xii) expatriates or persons that have a functional currency other than the U.S. dollar, (xiii) pass-through entities and investors in such entities, (xiv) traders in securities that elect to use the mark-to-market method of accounting, (xv) persons that exercise dissenters’ rights, and (xvi) persons that purchased their NB&T Financial Common Shares as part of a wash sale. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP